Exhibit 3.3

                                AMENDMENT TO THE

                                     BYLAWS

                                       OF

                             WOW ENTERTAINMENT, INC.



     The undersigned officer of WOW Entertainment, Inc. (hereinafter referred to as the "Corporation"), a Delaware corporation, certifies the following:


                                   AMENDMENTS


SECTION 1: The exact text of Section 2.01 of the Bylaws of the Corporation is amended and restated in its entirety as follows:


               Section 2.01. Number and Term of Office. The number of directors of the Corporation shall be three. Each director shall be elected to serve until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal.


SECTION 2:     The date of adoption of the amendment is September 1, 2000.

SECTION 3: The manner of the adoption of the Amendment to the Bylaws and the vote by which its was adopted constitute full legal compliance with the provisions of the Act, the Restated Certificate of Incorporation and the Bylaws of the Corporation.


        IN WITNESS WHEREOF, the undersigned, being one of the officers of the Corporation, executes this Amendment to the Bylaws as of this 1st day of September, 2000.


                                     /s/ Douglas E. May
                                     ----------------------------------------
                                     Douglas E. May, Chief Financial Officer,
                                     Vice President of Finance and Secretary